Exhibit 5

                       OPINION OF COUNSEL




September 28, 2001



International Rectifier Corporation
233 Kansas Street
El Segundo, California  90245

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement prepared to be filed by International Rectifier Corporation ("Company") with the Securities and Exchange Commission under the Securities Act of 1933 relating to 3,100,000 additional shares of Common Stock, par value $1 per share, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated August 14, 1996, as amended, with ChaseMellon Shareholder Services as Rights Agent (together with the Common Stock, the "Shares") to be issued and sold in accordance with the Company's 1997 Employee Stock Incentive Plan (As Amended) ("Plan").

     I have examined the Plan, form of agreement and proceedings to be taken by the Company in connection with the adoption of the Plan and the grant of options thereunder.

     Based on the foregoing examination, I am of the opinion that:

     (i) the Plan has been duly and validly adopted by the Company; and

     (ii) the Shares, when issued and sold in accordance with the Plan, will constitute legally and validly issued, fully paid, and non-assessable shares of the Company.

     I consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.


                              Respectfully submitted,

                              /s/ GERALD A. KORIS
                              --------------------------
                              Gerald A. Koris
                              General Counsel